SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF

1934 (AMENDMENT NO.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

TRIAD HOSPITALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 14, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Triad Hospitals, Inc. to be held at Triad’s offices, 5800 Tennyson Parkway, Plano, Texas 75024 on Tuesday, May 23, 2006, beginning at 10:00 a.m., Central Daylight Time.

The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the meeting, which includes (i) the election of four Class I directors and one Class III director and (ii) the ratification of the selection of Ernst & Young LLP as Triad’s registered independent accounting firm for fiscal 2006. Triad’s Board of Directors believes that a favorable vote on each of the matters to be considered at the meeting is in the best interests of Triad and its stockholders and unanimously recommends a vote “FOR” each such matter.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy through the Internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Sincerely,

James D. Shelton Chairman of the Board, President and Chief Executive Officer

TRIAD HOSPITALS, INC.

5800 Tennyson Parkway

Plano, Texas 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2006 AT 10:00 A.M., CENTRAL DAYLIGHT TIME

To our stockholders:

The 2006 Annual Meeting of Stockholders of Triad Hospitals, Inc. will be held at Triad’s corporate headquarters, 5800 Tennyson Parkway, Plano, Texas 75024 on Tuesday, May 23, 2006, beginning at 10:00 a.m., Central Daylight Time. The meeting will be held for the following purposes:

1. To elect four Class I directors to serve until the 2009 annual meeting of stockholders and one Class III director to serve until the 2008 annual meeting of stockholders, or until their respective successors shall have been duly elected and qualified;

2. To ratify the selection of Ernst & Young LLP as Triad’s registered independent accounting firm for fiscal year 2006; and

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 27, 2006 are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder at Triad’s corporate headquarters, during ordinary business hours, for a period of at least ten days prior to the meeting.

You are cordially invited to attend the meeting. Stockholders who do not expect to attend in person are requested to sign and return the enclosed proxy card in the envelope provided, or to vote by telephone or Internet (instructions are on your proxy card). At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the company or by voting at the meeting in person.

By order of the Board of Directors,

Rebecca Hurley
Senior Vice President,
General Counsel and Secretary

April 14, 2006

TRIAD HOSPITALS, INC.

5800 Tennyson Parkway

Plano, Texas 75024

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held May 23, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Triad Hospitals, Inc. (“Triad” or the “Company”) from holders of outstanding shares of Triad common stock, par value $.01 per share, entitled to vote at the Company’s 2006 Annual Meeting of Stockholders and any and all adjournments or postponements thereof (the “2006 Annual Meeting”) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on the record date, March 27, 2006, are entitled to notice of and to vote at the 2006 Annual Meeting. This Proxy Statement and the accompanying proxy materials are first being mailed to stockholders on or about April 14, 2006.

Triad’s common stock trades on the New York Stock Exchange under the ticker symbol “TRI.”

GENERAL INFORMATION ABOUT THE MEETING

The Company has one class of common stock outstanding. As of the record date, 87,468,608 shares of Triad common stock were outstanding and entitled to be voted at the 2006 Annual Meeting. Holders of outstanding shares of Triad common stock as of the record date are entitled to one vote per share on each matter presented at the 2006 Annual Meeting.

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Triad common stock entitled to vote is necessary to constitute a quorum to transact business at the 2006 Annual Meeting. A stockholder who is present or represented by proxy at the 2006 Annual Meeting will be counted for purposes of determining if a quorum exists even if the stockholder abstains from voting. If a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

Shares of Triad common stock represented by properly executed and timely received proxies will be voted at the 2006 Annual Meeting according to the instructions marked on the proxies unless they have been previously revoked. If no instructions are specified, the shares represented by such proxies will be voted in accordance with the recommendations of the Board of Directors.

The Board of Directors recommends a vote “for” each of the following matters:

•	the election of each of the five nominees named under “Proposal I—Election of Directors”; and

•	the proposal to ratify the selection of Ernst & Young LLP as the Company’s registered independent accounting firm for fiscal 2006.

The Board of Directors knows of no other business to be presented at the 2006 Annual Meeting. If any other business is properly presented, the persons named in the enclosed proxy have authority to vote on such matters in their discretion.

Voting on Matters to be Presented at the 2006 Annual Meeting

Submission of Proxies. Stockholders can vote their shares in person at the 2006 Annual Meeting or by proxy in one of the following ways:

•	through the Internet at the website shown on the proxy card;

•	by telephone using the toll-free number shown on the proxy card; or

•	by returning the enclosed proxy card.

Votes submitted through the Internet or by telephone must be received by 6:00 a.m., Eastern Time, on May 23, 2006. Internet and telephone voting are available 24 hours a day.

Revocation of Proxies. A stockholder voting by proxy may change his or her voting instructions or revoke a proxy for any other reason at any time prior to exercise at the 2006 Annual Meeting. For shares held directly, a proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy through the Internet, by telephone or in writing, or by voting the shares in person at the 2006 Annual Meeting. For shares held in “street name” by a broker, bank or other nominee, a vote may be changed by submitting new voting instructions to the broker, bank or nominee.

Shares held in the Triad Hospitals, Inc. Retirement Savings Plan. Participants in the Triad Hospitals, Inc. Retirement Savings Plan may instruct U.S. Trust Company, N.A. (“U.S. Trust”), the plan trustee, how to vote the shares allocated to them under the plan by returning the U.S. Trust voting instruction card or as otherwise directed by U.S. Trust in the notice to plan participants. Voting instructions must be received by U.S. Trust by 11:59 p.m., Eastern Time, on May 17, 2006. Voting instructions may be changed or revoked by delivery of written notice of revocation to the Secretary of the Company, or by execution and delivery of a later voting instruction card. For participants who sign, date and return their voting instruction card but do not specifically instruct U.S. Trust how to vote, U.S. Trust will vote the shares in the same manner and proportion as those shares for which voting instructions were received.

Shares held in the Triad Hospitals, Inc. or the HCA Inc. Employee Stock Purchase Plan. Participants in the Triad Hospitals, Inc. Employee Stock Purchase Plan or the HCA Inc. Employee Stock Purchase Plan may instruct Computershare Trust Company (“Computershare”), the record keeper for each of the plans, how to vote the shares allocated to them under the plan by returning the Computershare voting instruction card. Voting instructions must be received by Computershare by 11:59 p.m., Eastern Time, on May 17, 2006. Voting instructions may be changed or revoked by delivery of written notice of revocation to the Secretary of the Company, or by execution and delivery of a later voting instruction card. For participants who sign, date and return their voting instruction card but do not specifically instruct Computershare how to vote, Computershare will vote the shares “for” Proposals I and II.

Broker Voting

Brokers holding shares of record for a customer have discretionary authority to vote on some matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. If a broker does not receive timely voting instructions from the customer on a matter with respect to which it does not have discretionary authority to vote, a “broker non-vote” results. A broker non-vote is counted as present at the meeting for purposes of determining a quorum but is treated as not entitled to vote with respect to such matters. Accordingly, a broker non-vote is not counted in the number of votes cast “for” or “against” such matters and, therefore, will not affect the outcome of the vote.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides for a Board of Directors divided into three classes of directors as nearly equal in number as possible, with the term of office of one class expiring each year at the Company’s Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Barbara A. Durand, Ed.D., Donald B. Halverstadt, M.D., Dale V. Kesler and Harriet R. Michel for election as Class I directors at the 2006 Annual Meeting, each to serve for a term of three years until the 2009 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. In addition, based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated William J. Hibbitt for election as a Class III director at the 2006 Annual Meeting in order to fill a vacancy on the Board of Directors. If elected, Mr. Hibbitt will serve as a Class III director until the Company’s 2008 Annual Meeting of Stockholders, the date on which the term of a Class III director expires, or until his successor is duly elected and qualified. Mr. Hibbitt was recommended to the Nominating and Corporate Governance Committee by the Company’s Chief Executive Officer.

Stockholders may vote at the 2006 Annual Meeting only for the nominees named above. All duly submitted and unrevoked proxies will be voted “for” such nominees, except where authorization to so vote is withheld. If, for any reason, any of the nominees becomes unavailable for election, the holders of the proxies may exercise discretion to vote for substitutes proposed by the Board of Directors. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors if elected.

Information concerning each of the nominees named for election as a director, along with information concerning the Class II and Class III directors, whose terms of office will continue after the 2006 Annual Meeting, is set forth below.

Required Vote

The affirmative vote of a plurality of the shares of Triad common stock represented at the 2006 Annual Meeting, in person or by proxy, and entitled to vote on such proposal is necessary for the election of directors. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum but will be excluded from the tabulation of votes cast for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Class I director and Class III director named below.

The nominees for election as Class I directors are as follows:

Class I Nominees—Term Will Expire in 2009

BARBARA A. DURAND, R.N., Ed.D.	Director since 2000	Age 68

Barbara A. Durand, R.N., Ed.D. is Professor and Dean Emeritus of the Arizona State University College of Nursing (“ASUCN”). She served as Dean of ASUCN from 1993 to 2004. Prior to such time, she was Professor and Chairperson in the Department of Maternal-Child Nursing, Rush University, Rush-Presbyterian-St. Luke’s Medical Center, and Professor in the School of Nursing, University of California San Francisco. Dr. Durand is a fellow of the American Academy of Nursing.

DONALD B. HALVERSTADT, M.D.	Director since 2000	Age 71

Donald B. Halverstadt, M.D. is the senior physician of the Pediatric Urology Service at the Children’s Hospital of Oklahoma, University of Oklahoma Health Sciences Center. He served as Chief of the Pediatric Urology Service from 1967 to 2004. He is a Vice Chairman and a member of the Board of Governors of the OU Medical Center Hospital System. He is the former Chairman of the University of Oklahoma Board of Regents, of which he was a member from 1993 to 2001. He is the former Chairman (twice) of the Oklahoma State Regents for Higher Education, of which he was a member from 1988-1993. Dr. Halverstadt is a member of the corporate board of trustees of the Presbyterian Health Foundation and a director of BancFirst Corporation.

DALE V. KESLER	Director since 1999	Age 67

Dale V. Kesler served as a partner at Arthur Andersen LLP until April 1996 and as Managing Partner of Arthur Andersen’s Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler is a director of CellStar Corporation, ElkCorp, and Aleris International, Inc.

HARRIET R. MICHEL	Director since 2004	Age 63

Harriet R. Michel is President of the National Minority Supplier Development Council (“NMSDC”), a private non-profit organization that expands business opportunities for minority-owned companies of all sizes. Before joining NMSDC in September 1988, she was a resident fellow at the Institute of Politics, Kennedy School of Government, Harvard University. Prior to that time, she was President and Chief Executive Officer of the New York Urban League.

The nominee for election as a Class III director is as follows:

Class III Nominee—Term Will Expire in 2008

WILLIAM J. HIBBITT	Age 56

William J. Hibbitt served as a partner in KPMG LLP from 1982 until his retirement in February 2006. Mr. Hibbitt served in various capacities with KPMG, most recently as partner in charge of expatriate services. Mr. Hibbitt also served as Vice Chairman of Tax Operations responsible for KPMG’s U.S. tax practice from May 2002 through March 2004. KPMG LLP is a member of KPMG International, a Swiss Cooperative. KPMG provides audit, tax and advisory services.

The present directors whose terms are scheduled to expire after 2006 are as follows:

Class II Directors—Term Will Expire in 2007

NANCY-ANN DEPARLE	Director since 2001	Age 49

Nancy-Ann DeParle is a Senior Advisor to J.P. Morgan Partners, LLC and an Adjunct Professor at the Wharton School of the University of Pennsylvania. From November 1997 through October 2000, she served as the Administrator of the Health Care Financing Administration, now known as the Centers for Medicare and Medicaid Services. Prior to that time, she served as Associate Director of Health and Personnel at the White House Office of Management and Budget. Ms. DeParle is a director of Cerner Corporation, DaVita, Inc. and Guidant Corporation.

THOMAS F. FRIST III	Director since 1999	Age 38

Thomas F. Frist III is the managing member of Frist Capital, LLC, a private investment firm based in Nashville, Tennessee and the successor to FS Partners, LLC, which he co-founded in 1994. Prior to such time, he was a principal at Rainwater, Inc., a private investment firm.

MICHAEL K. JHIN	Director since 2004	Age 56

Michael K. Jhin is Chief Executive Officer Emeritus of St. Luke’s Episcopal Health System (“SLEHS”), a healthcare system located in Houston, Texas. From 1997 through 2003, Mr. Jhin served as President and Chief Executive Officer of SLEHS; during this period, Mr. Jhin served five years as a commissioner on the board of the Joint Commission on Accreditation of Healthcare Organizations. From 1990 through 2000, he also served as President and Chief Executive Officer of SLEHS’ flagship hospital. Mr. Jhin is a director of EGL, Inc., an international freight company.

GALE E. SAYERS	Director since 1999	Age 62

Gale E. Sayers is President and CEO of Sayers 40, Inc., a national provider of customized technology solutions to commercial and healthcare accounts that he co-founded in 1984. Mr. Sayers manages Sayers and Sayers Enterprises, a sports marketing and public relations firm. Mr. Sayers is a director of American Century Mutual Funds.

JAMES D. SHELTON	Director since 1999	Age 52

James D. Shelton has served as Chairman of the Board, President and Chief Executive Officer of the Company since the date of the Company’s spin-off from Columbia/HCA Healthcare Corporation, now known as HCA Inc. (“HCA”), on May 11, 1999. From January 1, 1998 through May 11, 1999, he served as the President of the Pacific Group of HCA. Prior to that time, Mr. Shelton served as President of the Central Group of HCA from June 1994 until January 1, 1998; Executive Vice President of the Central Division of National Medical Enterprises, Inc. (now known as Tenet Healthcare Corporation) from May 1993 to June 1994; and Senior Vice President of Operations of National Medical Enterprises, Inc. prior thereto. Mr. Shelton is a member of the board of trustees of the American Hospital Association.

Class III Directors—Term Will Expire in 2008

THOMAS G. LOEFFLER, ESQ.	Director since 1999	Age 59

Thomas G. Loeffler, Esq. is the founder, chairman and senior partner of the law firm of Loeffler Tuggey Pauerstein Rosenthal LLP and The Loeffler Group, the government affairs practice of the firm, with offices in San Antonio and Austin, Texas and Washington, D.C. From May 2001 until November 2004, he served as a partner in the law firm of Loeffler, Jonas & Tuggey, LLP, and from June 1993 to April 30, 2001, Mr. Loeffler served as a partner at the law firm of Arter & Hadden LLP. Mr. Loeffler served as a member of the U.S. House of Representatives from 1979 to 1987. Mr. Loeffler is a Member of the Chancellor’s Council of the University of Texas System and serves as a Trustee of the University of Texas School of Law Foundation. He is a former Chairman and Vice Chairman of the University of Texas System Board of Regents.

MICHAEL J. PARSONS	Director since 1999	Age 50

Michael J. Parsons has served as Executive Vice President and Chief Operating Officer and a Director of the Company since the date of the Company’s spin-off from HCA on May 11, 1999. From January 1, 1998 through May 11, 1999, he served as the Chief Operating Officer of the Pacific Group of HCA. Prior to that time, Mr. Parsons served as Chief Financial Officer of the Central Group of HCA from July 1994 until January 1, 1998; and Chief Financial Officer of the Central Group of National Medical Enterprises, Inc. prior thereto. Mr. Parsons is the past chairman of the board of directors of the Federation of American Hospitals.

UWE E. REINHARDT, Ph.D.	Director since 1999	Age 68

Uwe E. Reinhardt, Ph.D. is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University. Dr. Reinhardt is a Trustee of Duke University Health Center, H&Q

Healthcare Investors and H&Q Life Sciences Investors, a Member of the Board of Boston Scientific Corporation and the Center for Healthcare Strategies, Inc., a Director of Amerigroup Corporation and a Member of the External Advisory Panel for Health, Nutrition and Population, the World Bank.

Compensation of Directors

Annual Retainer

Directors who are neither officers nor employees of the Company receive an annual retainer payable in cash for their membership on the Board of Directors. From January 1, 2005 through May 24, 2005, the annual retainer for membership on the Board of Directors was set at $50,000. On May 24, 2005, based on the recommendation of an independent compensation consulting firm engaged by the Compensation Committee, the Board of Directors approved (i) an increase in the annual retainer for each outside director to $55,000 and (ii) a $5,000 annual stipend payable in cash to each outside director serving as a committee chairperson.

Outside directors have the option to elect to receive all or a portion (in 25% increments) of their annual retainer (excluding the annual stipend for the committee chairpersons) in deferred stock units (“DSUs”) that settle in shares of Triad common stock at the earlier of the fifth anniversary of the date of grant or the end of the director’s service on the Board of Directors, at the director’s election, pursuant to the terms of the Company’s Outside Directors Stock and Incentive Compensation Plan. If such option is elected, the number of DSUs granted in payment of all or a portion of the annual retainer is calculated based on the closing price of a share of Triad common stock on the date of grant, which is the date of the Company’s Annual Meeting of Stockholders. For the 2005 annual retainer, Messrs. Frist and Jhin elected to receive 100% of the annual retainer in DSUs (1,113 DSUs each); Mr. Kesler and Ms. Michel elected to receive 50% of the annual retainer in DSUs (556 DSUs each); Ms. DeParle elected to receive 25% of the annual retainer in DSUs (278 DSUs); and Messrs. Loeffler and Sayers and Drs. Durand, Halverstadt and Reinhardt did not elect to receive any portion of the annual retainer in DSUs. The DSUs were granted on May 24, 2005, based on the closing price of Triad common stock on that date of $49.42.

Meeting Fees and Expenses

In addition to the annual retainer, outside directors receive a fee of $2,500 payable in cash for attendance at each Board meeting. From January 1, 2005 through May 24, 2005, committee members also received a fee of $500 payable in cash for attendance at each applicable committee meeting if the meeting was not held in conjunction with a Board meeting. On May 24, 2005, the Board of Directors increased attendance fees to $1,500 payable in cash for a committee member’s attendance at each applicable committee meeting, without regard to whether the meeting was held in conjunction with a Board meeting. Outside directors also are reimbursed for expenses incurred relating to attendance at meetings.

Equity Compensation

The Company’s Outside Directors Stock and Incentive Compensation Plan provides for a grant of options upon initially joining the Board of Directors in an amount determined by the Board of Directors. The Board of Directors’ practice has been to grant initial options covering 20,000 shares of Triad common stock. In addition to the initial options, the plan provides for an annual grant of options to acquire a number of shares of Triad common stock determined by the Board of Directors. Under the terms of the plan, initial options and annual options become exercisable as to 25% of the shares covered thereby annually beginning on the first anniversary of the date of grant. All options granted under the plan have a maximum term of ten years, are exercisable at the fair market value of the Triad common stock on the date of the grant and become immediately exercisable upon a change of control of the Company. On May 24, 2005, in lieu of an annual stock option grant and as permitted by the Outside Directors Stock and Incentive Compensation Plan, the Board of Directors granted to each outside director a restricted stock award covering 2,000 shares of Triad common stock under the Company’s Amended and Restated Long-Term Incentive Plan. Each grant will vest as of May 24, 2006 or, if earlier, upon death, disability or a change in control of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to guide the Company and the Board of Directors in matters of corporate governance, including, among other matters, the role of the board, selection and composition of the board, board operation and structure, board committees, leadership development, conduct and ethics, and reliance on management and outside advisors. The Corporate Governance Guidelines are available on the Company’s website at www.triadhospitals.com, and a printed copy will be furnished to any stockholder upon request addressed to Corporate Secretary, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024.

Code of Conduct and Conflicts of Interest Policy

The Company has adopted a Code of Conduct that applies to the Board of Directors and all officers and employees of the Company and a supplemental Conflicts of Interest Policy that applies specifically to the Board of Directors and executive officers of the Company, including its chief executive officer, chief financial officer and controller (the “Senior Financial Officers”). The Company intends to disclose any amendment to, or waiver from, any of the provisions of the Code of Conduct or the Conflicts of Interest Policy applicable to the Board of Directors or any executive officer, including any Senior Financial Officer, on its website at www.triadhospitals.com. The Code of Conduct and the Conflicts of Interest Policy are available on the Company’s website at www.triadhospitals.com, and a printed copy will be furnished to any stockholder upon request addressed to Corporate Secretary, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024.

Director Independence

The Board of Directors has adopted Categorical Standards of Director Independence to assist it in making determinations of director independence. Pursuant to such standards, no director will be considered independent if:

(i) the director is, or within the last three years was, an employee of the Company;

(ii) an immediate family member of the director is, or within the last three years was, an executive officer of the Company;

(iii) the director or an immediate family member received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company (other than the Director and Committee fees and pension or other deferred compensation);

(iv) the director is currently a partner or an employee of the Company’s present or former internal or external auditing firm;

(v) an immediate family member of the director is currently a partner of the Company’s present or former internal or external auditing firm or an employee of such firm who participates in the firm’s audit, assurance or tax compliance practice;

(vi) the director or an immediate family member was within the last three years a partner or employee of the Company’s present or former internal or external auditing firm and personally worked on the Company’s audit;

(vii) the director or an immediate family member is, or within the last three years was, an executive officer of another company, which has, or had at the same time, any executive officer of the Company serving on its compensation committee;

(viii) the director is currently an employee of a company that made payments to, or received payments from, the Company in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(ix) an immediate family member of the director is currently an executive officer of a company that made payments to, or received payments from, the Company in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The Board of Directors has affirmatively determined that 10 of its 12 members, Ms. DeParle, Dr. Durand, Mr. Frist, Dr. Halverstadt, Mr. Jhin, Mr. Kesler, Mr. Loeffler, Ms. Michel, Dr. Reinhardt and Mr. Sayers, meet the categorical standards set by the Board of Directors and are independent within the meaning of the applicable listing standards of the New York Stock Exchange. For purposes of this determination, references to the Company include any subsidiary of the Company. The Categorical Standards of Director Independence are also available on the Company’s website at www.triadhospitals.com.

Executive Sessions and the Presiding Director

The Company’s Corporate Governance Guidelines provide for private sessions of the “non-management” directors, without any officer of the Company present, at least twice each year. Consistent with the New York Stock Exchange’s corporate governance standards, a “non-management director” is a director who is not an executive officer of the Company. The non-management directors generally meet after the adjournment of each regularly scheduled meeting of the Board of Directors. In addition to the private sessions of the non-management directors, the Corporate Governance Guidelines provide for executive sessions of only the independent directors in the event that the group of non-management directors includes directors who are not independent within the meaning of the applicable corporate governance standards of the New York Stock Exchange. The Board of Directors has selected Mr. Loeffler as the presiding director at such meetings.

Communication with the Board of Directors

Stockholders and other interested parties may communicate directly with (i) any director, including the presiding director of the non-management directors, (ii) the non-management directors as a group, (iii) the Board of Directors as a group, or (iv) any board committee by writing to Corporate Secretary, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024. The Corporate Secretary will direct all correspondence that, in the opinion of the Corporate Secretary, deals with functions of the Board or committees thereof or that otherwise requires their attention, to each director and committee to whom it is addressed. Concerns relating to accounting, internal controls or auditing matters will be handled in accordance with the procedures established by the Audit Committee with respect to such matters. A toll-free Ethics and Compliance Hotline has been established at 1-800-345-8650 for reporting any suspected violations or concerns of this nature.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. The Board of Directors held five meetings during the 2005 fiscal year. Each director attended at least 75% of the aggregate of (i) all meetings of the Board of Directors held during his or her tenure as a director and (ii) all meetings of the committees of the Board of Directors on which such director served, during the period when he or she served on such committees. In addition, each director is encouraged to attend the Company’s Annual Meeting of Stockholders. Three directors attended the Company’s 2005 Annual Meeting of Stockholders.

The Board of Directors has a number of standing committees, including an Audit Committee, Compensation Committee, Development Committee, Ethics and Compliance Committee, Executive Committee, Nominating and Corporate Governance Committee, and Quality Committee. The functions of each of the committees and their members, as well as the number of meetings held by each of the committees and the number of times each committee acted by unanimous written consent during the 2005 fiscal year, if any, are described below. The Board of Directors has adopted written charters for each of its committees, which charters are available on the Company’s website at www.triadhospitals.com and are also available in print to any stockholder upon request addressed to Corporate Secretary, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024.

Audit Committee

The Audit Committee of the Board of Directors is responsible for (i) the appointment, retention, termination, compensation, terms of engagement, evaluation and oversight of the work of the Company’s independent registered public accounting firm, (ii) evaluating the qualifications and independence of the independent registered public accounting firm, (iii) pre-approving all audit and non-audit services provided to the Company by the independent registered public accounting firm, (iv) reviewing and making reports and recommendations to the Board of Directors with respect to the internal audit activities, accounting controls and procedures for the Company’s financial reporting, (v) reviewing and discussing with management the Company’s annual consolidated financial statements, quarterly financial statements, earnings press releases, financial information and earnings guidance prior to their release by the Company, (vi) overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, (vii) reviewing the Company’s legal, regulatory and ethical compliance programs, (viii) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and (ix) fulfilling the other responsibilities set forth in the Audit Committee charter. A copy of the charter, as amended in November 2005, is attached to this Proxy Statement as Appendix A. The Audit Committee met 11 times during the 2005 fiscal year.

The members of the Audit Committee are Mr. Frist, Mr. Kesler and Dr. Reinhardt, with Mr. Kesler serving as Chair. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the applicable listing standards of the New York Stock Exchange and the Securities and Exchange Commission rules as discussed in more detail above under “Director Independence.” The Board of Directors also has determined that each of these directors is financially literate, as interpreted by the Board of Directors in its business judgment, and that Mr. Kesler further qualifies as an “audit committee financial expert” as defined in the applicable rules of the Securities and Exchange Commission. Under the listing standards of the New York Stock Exchange, if a member of the Audit Committee simultaneously serves on the audit committee of more than three public companies, the Board of Directors must determine that such simultaneous service would not impair the ability of such member to serve effectively on the listed company’s audit committee. The Board of Directors has determined that Mr. Kesler’s service on the audit committees of three other public companies does not impair his ability to serve effectively on Triad’s Audit Committee.

The Audit Committee has established pre-approval policies and procedures with respect to audit and non-audit services by the Company’s registered independent accounting firm, which are described below under “Proposal II—Ratification of Selection of Registered Independent Accounting Firm—Audit Committee Pre-Approval Policy.”

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for, among other matters, (i) reviewing and approving compensation arrangements for the Chief Executive Officer and other executive officers and senior management of the Company, including incentive compensation, fringe benefit and retirement plans and other benefits and (ii) reviewing generally the Company’s compensation policies and practices. The members of the Compensation Committee are Mr. Loeffler, Ms. Michel and Mr. Sayers, with Mr. Loeffler serving as Chair. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the applicable listing standards of the New York Stock Exchange. The Compensation Committee met four times and acted by unanimous written consent one time during the 2005 fiscal year.

Development Committee

The Board of Directors established a Development Committee in November 2005. The primary functions of the Development Committee are to assist the Board of Directors in fulfilling its responsibility to oversee and monitor the Company’s merger and acquisition, disposition and divestiture, joint venture, partnership, development and other investment transactions, as well as to assist management with its review and evaluation of such transactions. The members of the Development Committee are Dr. Halverstadt, Mr. Jhin, Mr. Kesler, Ms. Michel and Mr. Shelton, with Mr. Shelton serving as Chair. The Development Committee did not meet from the date of its establishment through the remainder of the 2005 fiscal year.

Ethics and Compliance Committee

The Ethics and Compliance Committee of the Board of Directors monitors adherence to the Company’s regulatory compliance program, and monitors and oversees the Company’s compliance with (i) all criminal, civil or administrative laws applicable to Triad’s business, (ii) the provisions of the Corporate Integrity Agreement entered into as of November 1, 2001 between the Company and the Office of the Inspector General of the Department of Health and Human Services and (iii) the terms and provisions of codes of conduct adopted from time to time by the Company and its subsidiaries. The members of the Ethics and Compliance Committee are Ms. DeParle, Dr. Halverstadt and Mr. Kesler, with Dr. Halverstadt serving as chair. The Ethics and Compliance Committee met five times during the 2005 fiscal year.

Executive Committee

The Executive Committee of the Board of Directors may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors. The members of the Executive Committee are Mr. Kesler, Mr. Loeffler, and Mr. Shelton, with Mr. Shelton serving as Chair. The Executive Committee met one time and acted by unanimous written consent one time during the 2005 fiscal year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for (i) screening candidates to be nominated for election to the Board of Directors by the stockholders or chosen to fill newly created directorships or vacancies on the Board of Directors, (ii) developing and recommending to the Board of Directors corporate governance principles applicable to the Company, (iii) reviewing and considering developments in corporate governance practices, and (iv) developing and overseeing an annual self-evaluation process for the Board of Directors and its committees. The members of the Nominating and Corporate Governance Committee are Ms. DeParle, Dr. Halverstadt and Mr. Sayers, with Mr. Sayers serving as Chair. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the applicable listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee acted by unanimous written consent one time during the 2005 fiscal year.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders of the Company to be nominated for election to the Board of Directors when properly submitted in accordance with the procedures described below under “Stockholder Nominations and Proposals.” In addition to considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee also considers candidates recommended by directors, officers, third party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on diversity, experience, integrity, competence, dedication and skills, and the availability to the Board of Directors of an appropriate mix of skills in fields related to the current or future business directions of the Company, all in the context of the perceived needs of the Board of Directors at that point in time. The Nominating and Corporate Governance Committee will also consider a candidate’s ability and willingness to spend the time needed to properly discharge the responsibilities of a director. Additionally, the Nominating and Corporate Governance Committee will consider director candidates in light of the Audit Committee’s requirement that at least one member of the Audit Committee qualify as a “financial expert” as defined in the applicable rules of the Securities and Exchange Commission. The Company has retained a third party executive search firm to identify potential nominees for director from time to time upon request and to conduct research and prepare reports on potential nominees’ backgrounds and experience.

Quality Committee

The Quality Committee of the Board of Directors is responsible for reviewing the quality of services provided to patients at various healthcare facilities operated by the Company’s subsidiaries. The members of the Quality Committee are Dr. Durand, Mr. Jhin and Mr. Parsons, with Mr. Parsons serving as Chair. Dr. Rick Martin, M.D., immediate past president of the Company’s National Physician Leadership Group, and Dr. Fred Rasp, M.D., current president of the Company’s National Physician Leadership Group, serve on the Quality Committee in an ex officio capacity as discussed in more detail below under “Non-Board Committee and Ex Officio Board Participation.” The Quality Committee met four times during the 2005 fiscal year.

Non-Board Committee and Ex Officio Board Participation

Disclosure Committee. During 2005, the Chief Executive Officer and the interim Chief Financial Officer of the Company (the “Senior Officers”) formalized the functions and composition of its Disclosure Committee through the adoption of a written charter. The primary function of the Disclosure Committee is to assist the Senior Officers in fulfilling their responsibility for oversight of the accuracy, completeness and timeliness of the disclosures made by the Company by being responsible for various tasks, in each case subject to the supervision and oversight of the Senior Officers. Such tasks include reviewing and revising, as necessary, appropriate disclosure controls and procedures, monitoring the integrity and effectiveness of the Company’s disclosure controls and procedures and reviewing and supervising the preparation of the final drafts of the Company’s periodic and current reports, proxy statements, registration statements and any other information filed with the Commission, as well as certain press releases and correspondence broadly disseminated to stockholders. The initial members of the Disclosure Committee include the officers of the Company serving as Controller, General Counsel and Treasurer, as well as other officers of the Company.

Ex Officio Board Participation. The Board of Directors believes that an important aspect of the Company’s business strategy is the creation and maintenance of close relations with the physicians practicing at the various facilities operated by the Company’s affiliates and subsidiaries. In furtherance of such business strategy, the Company has established a National Physician Leadership Group (the “National PLG”), which comprises certain selected physicians practicing at such facilities. Pursuant to its bylaws, the National PLG elects each year from among such physicians a president, to serve as such for a one-year term, and such president serves as an ex officio member of the Board of Directors for two years, entitled to attend Board meetings, to participate in Board discussions and to make known to the Board of Directors the desires, concerns and opinions of physicians practicing at such facilities. Ex officio members participating in Board and Quality Committee meetings are not entitled to vote on any matters requiring Board or committee approval, as appropriate. Each year, the current National PLG president and the immediate past National PLG president serve concurrently as ex officio members of the Board of Directors. Ex officio members of the Board of Directors receive an annual stipend of $24,000 payable in cash for their participation.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Set forth below is a description of the background of each of the executive officers of the Company who is not a member of the Board of Directors. The background of each of Messrs. Shelton and Parsons, who are members of the Board of Directors, is set forth above under “Proposal I—Election of Directors.”

WILLIAM L. ANDERSON, age 56, has served as a Division President of the Company since April 27, 2001. From October 1997 through April 27, 2001, he served as President, Midwest Region of Quorum Health Group, Inc. (“Quorum”), which merged into Triad on April 27, 2001. From September 1995 until October 1997, he served as Chief Executive Officer of Lutheran Hospital of Indiana, a general acute care hospital owned by Quorum and located in Fort Wayne, Indiana. From September 1987 until September 1995, he served as Chief Executive Officer of Medical Center of Baton Rouge, a general acute care hospital then owned by Healthtrust, Inc. and located in Baton Rouge, Louisiana.

JAMES R. BEDENBAUGH, age 57, has served as Senior Vice President and Treasurer of the Company since July 9, 2001. From August 1984 until July 2001 Mr. Bedenbaugh held various treasury and finance positions at Magellan Health Services, Inc., including Senior Vice President of Finance, Treasurer and Assistant Secretary from March 1997 until July 2001, Vice President, Treasurer and Assistant Secretary from March 1995 until March 1997, Treasurer from December 1991 until March 1995, and various other treasury positions from August 1984 until December 1991. Prior to that time Mr. Bedenbaugh served in various financial positions at Maryland National Corporation and Martin Marietta Corporation.

THOMAS H. FRAZIER, JR., age 48, has served as Senior Vice President of Administration of the Company since April 27, 2001. From May 1999 through April 27, 2001, he served as Chief Financial Officer of Triad’s East Division. From July 1, 1998 through May 11, 1999, he served as Chief Financial Officer of the East Division of the Pacific Group of HCA. From April 1998 through July 1, 1998, he served as interim chief executive officer of one of HCA’s physician management groups. From January 1998 through April 1998, he served as interim chief executive officer for Douglas Community Medical Center, a general acute care hospital owned by HCA and located in Roseburg, Oregon. From May 1996 through December 1997, he served as chief executive officer for HCA’s Mesquite Hospital development project, a project under which HCA intended to construct a general acute care hospital in Mesquite, Texas. From April 1995 through April 1996, Mr. Frazier served as chief operating officer at Plaza Medical Center, a general acute care hospital owned by HCA and located in Fort Worth, Texas.

CHRISTOPHER A. HOLDEN, age 42, has served as a Division President of the Company since May 29, 2001. From May 11, 1999 through May 29, 2001, he served as a Senior Vice President of the Company. From January 1, 1998 through May 11, 1999, he served as President—West Division of the Central Group of HCA. Prior to such time, Mr. Holden was President of the West Texas Division of the Central Group of HCA from September 1997 until January 1, 1998; Vice President of Administration for the Central Group of HCA from August 1994 until September 1997; and Assistant Vice President—Administration of the Central Group of National Medical Enterprises, Inc. prior to August 1994.

REBECCA HURLEY, age 51, has served as Senior Vice President, General Counsel and Secretary of the Company since June 1, 2005. From March 22, 2004 through June 1, 2005, she served as Senior Vice President, Associate General Counsel, Chief Compliance Officer and Assistant Secretary of the Company, and from March 18, 2002 through March 22, 2004, she served as Vice President of Compliance of the Company. Ms. Hurley was an attorney in private practice for nearly 20 years prior to joining the Company. Most recently, she was a shareholder in the Dallas, Texas office of the law firm of Patton Boggs LLP from 2000 to 2002, where she chaired the Business Transactions Practice Group.

WILLIAM R. HUSTON, age 51, has served as Senior Vice President of Finance of the Company since May 11, 1999. From January 1999 through May 11, 1999, he served as Senior Vice President of Finance of the Pacific Group of HCA. He served as Division Chief Financial Officer of various divisions of the Central Group of HCA from April 1995 to December 1998 and as Division Chief Financial Officer of Tenet Healthcare Corporation prior to April 1995.

W. STEPHEN LOVE, age 54, has served as Senior Vice President and Controller of the Company since May 11, 1999 and as interim Chief Financial Officer of the Company since November 18, 2005. Mr. Love also served as acting Chief Financial Officer of the Company from March 2005 through November 8, 2005. From March 1, 1999 through May 11, 1999, he served as Senior Vice President of Finance/Controller of the Pacific Group of HCA. Prior to that time he served as Senior Vice President/Corporate Chief Financial Officer-Operations of Charter Behavioral Health Systems, L.L.C. (formerly Charter Medical System) from December 1997 until March 1, 1999; as Senior Vice President/Corporate Chief Financial Officer of Charter Behavioral Health Systems, L.L.C. from June 1997 until December 1997; and as Vice President, Financial and Hospital Operations of Charter Medical System prior to June 1997.

NICHOLAS J. MARZOCCO, age 51, has served as a Division President of the Company since May 29, 2001. From May 11, 1999 through May 29, 2001, he served as a Senior Vice President of the Company. From January 1, 1998 through May 11, 1999, he served as President—East Division of the Pacific Group of HCA. Prior to that time, Mr. Marzocco served as Chief Operating Officer of the Louisiana Division of HCA from September 1996 until January 1, 1998, and as Chief Executive Officer of North Shore Regional Medical Center, a 310-bed hospital owned by National Medical Enterprises, Inc. and located in Slidell, Louisiana, prior to September 1996.

G. WAYNE MCALISTER, age 59, has served as a Division President of the Company since May 29, 2001. From May 11, 1999 through May 29, 2001, he served as a Senior Vice President of the Company. From March 15, 1999 through May 11, 1999, he served as President—Central Division of the Pacific Group of HCA. Prior to such time, Mr. McAlister was an independent senior hospital management consultant from June 1997 until March 15, 1999; Regional Vice President of Paracelsus Healthcare Corporation from June 1995 until May 1997; Vice President, Operations, of Tenet Healthcare Corporation from August 1993 until May 1995; and President/Chief Operating Officer and Vice President of Operations of Healthcare International from February 1988 until November 1992.

DANIEL J. MOEN, age 54, has served as Executive Vice President of Development of the Company since October 2001. From January 2001 to September 2001, he served as Co-Chief Executive Officer of HIP Health Plan of Florida. From January 2000 to December 2000, he served as Chief Executive Officer of Healthline Management Inc. of St. Louis, Missouri. From August 1998 to December 1999, he served as an independent healthcare consultant. From March 1996 until July 1998, he served as president of the Columbia/HCA Network Group and from March 1994 to February 1996, he served as president of the Columbia/HCA Florida Group.

MARSHA D. POWERS, age 52, has served as a Division President of the Company since April 27, 2001. From March 1996 through April 27, 2001, she served as President, Southwest Region, for Quorum. From January 1994 through March 1996, she served as Vice President, Physician/Hospital Integration, of Quorum. From May 1989 through December 1993, she served as Chief Executive Officer of Fort Bend Hospital, a 65-bed hospital then owned by Epic Healthcare Group, Inc. and located in Missouri City, Texas.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Triad’s executive officers and directors, and persons who own more than 10% of the outstanding common stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to provide Triad with copies of these reports. To the Company’s knowledge, based solely on its review of the copies of such reports filed with the Securities and Exchange Commission and representations that no other reports were required, all Section 16(a) filing requirements applicable to all of its executive officers, directors and greater than 10% stockholders were complied with during fiscal 2005, except that each of Messrs. Anderson, Holden and Moen and Ms. Hurley reported late one acquisition of shares of common stock.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Triad common stock by (i) each current director and each nominee for director, (ii) the Company’s Chief Executive Officer and four other most highly compensated executive officers who were serving as such on December 31, 2005 (based on salary and bonus earned during fiscal 2005), who, for purposes of this Proxy Statement will be referred to as the “named executive officers,” (iii) all current directors and current executive officers of the Company as a group, and (iv) each person known by the Company to beneficially own more than 5% of the outstanding shares of Triad common stock. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

	Beneficial Ownership of Triad Common Stock
Name	Number of Outstanding Shares (1)		Number of Shares Underlying Options (2)	Percent of Class (3)
William L. Anderson	11,340	(4)	55,500	*
Nancy-Ann DeParle	2,100		31,375	*
Barbara A. Durand, R.N., Ed.D.	2,926		34,375	*
Thomas F. Frist III	328,288	(5)	55,375	*
Donald B. Halverstadt, M.D.	2,463		29,375	*
William J. Hibbitt	—		—	*
Michael K. Jhin	2,000		5,000	*
Dale V. Kesler	3,746		41,375	*
Thomas G. Loeffler, Esq.	2,926		14,000	*
Nicholas J. Marzocco	21,286	(4)	75,500	*
Harriet R. Michel	2,000		5,000	*
Daniel J. Moen	33,681	(4)(6)	197,500	*
Michael J. Parsons	71,049	(4)	308,715	*
Uwe E. Reinhardt, Ph.D.	2,000		55,375	*
Gale E. Sayers	3,926		12,125	*
James D. Shelton	402,149	(4)	721,909	1.3%
All Current Directors and Current Executive Officers as a Group (23 persons)	1,028,940	(7)	2,262,887	3.8%
Barclays Global Investors, NA (8) Barclays Global Fund Advisors (8) Barclays Global Investors, Ltd. (8) Barclays Global Investors Japan Trust and Banking Company Limited (8)	4,541,345	(9)	—	5.2%
Equinox Capital Management, LLC (10) Equinox Capital Management, Inc. (10) Ronald J. Ulrich (10)	4,962,309	(11)	—	5.7%
T. Rowe Price Associates, Inc. (12)	4,395,846	(13)	—	5.0%
Vanguard Windsor Funds—Vanguard Windsor II Fund (14)	4,384,995	(15)	—	5.0%

*	Less than 1%

(1)	The shares reported in this column include any restricted shares held as of February 14, 2006, by the current directors and current executive officers, as appropriate.

(2)

Amounts reported in this column reflect shares subject to stock options that, as of February 14, 2006, were unexercised but were exercisable within a period of 60 days from that date. These shares are excluded from the column headed “Number of Outstanding Shares”; however, these shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned by each respective person but not the percentage beneficially owned by any other person or group. Amounts reported in this column do not include any deferred stock units held by the named executive officers and directors as of February 14, 2006.

None of the current directors or current executive officers holds deferred stock units that can be settled within a period of 60 days from February 14, 2006.

(3)	Percentages are calculated based on the outstanding shares of Triad common stock as of February 14, 2006, at which date there were 87,284,305 shares of Triad common stock outstanding.

(4)	This includes shares held through the Triad Hospitals, Inc. Retirement Savings Plan as of December 31, 2005.

(5)	Of the shares reported, Mr. Frist has shared voting and investment power with respect to 115,486 shares held by a family corporation in which he is a shareholder, and 26,278 shares held by a family limited partnership in which he is a general partner.

(6)	Of the shares reported for Mr. Moen, 93 shares are held in family trusts. Mr. Moen disclaims beneficial ownership of these 93 shares.

(7)	This contains information set forth in footnote numbers (1), (4), (5) and (6).

(8)	The address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California, 94105; the address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH England; and the address for Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan.

(9)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 27, 2006, by Barclays Global Investors, NA. According to the Schedule 13G, Barclays Global Investors, NA, a bank, has sole voting power and sole dispositive power with respect to 2,803,544 and 3,268,293 of such shares, respectively; Barclays Global Fund Advisors, an investment advisor, has sole voting power and sole dispositive power with respect to 973,927 and 977,555 of such shares, respectively; Barclays Global Investors, Ltd., a bank, has sole voting power and sole dispositive power with respect to 204,274 and 221,652 of such shares, respectively; and Barclays Global Investors Japan Trust and Banking Company Limited, a bank, has sole voting power and sole dispositive power with respect to 73,845 of such shares.

(10)	The address for Equinox Capital Management, LLC (“Equinox LLC”), Equinox Capital Management, Inc. (“Equinox Inc.”) and Ronald J. Ulrich is 590 Madison Avenue, New York, New York 10022.

(11)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2006, which was jointly filed by Equinox LLC, Equinox Inc. and Mr. Ulrich. According to the Schedule 13G, each of Equinox LLC, Equinox Inc. and Mr. Ulrich beneficially owns all of the reported shares. Mr. Ulrich is the president of Equinox Inc., which serves as the managing member of Equinox LLC, which serves as a registered investment adviser to certain funds and managed accounts that directly own all of the reported shares. Each of Equinox LLC, Equinox Inc. and Mr. Ulrich has sole voting power with respect to 868,861 of such shares and shared dispositive power with respect to all of such shares.

(12)	The address for T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, Maryland 21202.

(13)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006, by Price Associates. According to the Schedule 13G, Price Associates (i) is deemed to be a beneficial owner of such shares as investment adviser to various individual and institutional investors that own the shares and (ii) has sole voting power with respect to 1,038,681 of such shares and sole dispositive power with respect to all of such shares. Price Associates expressly disclaims any beneficial ownership of such shares.

(14)	The address for Vanguard Windsor Funds—Vanguard Windsor II Fund (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(15)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006, by Vanguard. According to the Schedule 13G, Vanguard has sole voting power, but no investment power, with respect to such shares.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of the named executive officers for each of the Company’s last three fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards		All Other Compensation ($) (5)
		Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation ($) (3)		Restricted Stock Awards ($) (4)	Number of Securities Underlying Options
James D. Shelton	2005	1,508,558	1,141,875	377,384	(6)	4,941,000	—	13,650
Chairman, President and	2004	1,361,213	1,228,734	125,431	(6)	—	300,000	13,325
Chief Executive Officer	2003	976,240	731,250	78,989	(6)	—	100,000	13,000

Michael J. Parsons	2005	514,679	258,789	2,475	(7)	—	70,000	13,650
Executive Vice President	2004	502,298	283,882	—		—	100,000	13,325
and Chief Operating Officer	2003	487,744	243,934	—		—	20,000	9,000

Daniel J. Moen	2005	478,107	240,400	3,307	(7)	42,039	70,000	19,840
Executive Vice President	2004	466,605	263,709	—		51,236	80,000	7,175
of Development	2003	453,013	226,600	—		43,979	20,000	7,000

William L. Anderson	2005	340,366	205,556	244	(7)	2,375	30,000	21,815
Division President	2004	330,598	198,605	—		—	32,000	9,225
	2003	320,022	102,838	—		—	16,000	9,000

Nicholas J. Marzocco	2005	379,536	152,669	1,084	(7)	—	30,000	20,597
Division President	2004	369,718	140,578	—		—	32,000	9,225
	2003	358,620	115,125	—		—	16,000	9,000

(1)	In accordance with the rules of the Securities and Exchange Commission, amounts reported include any amounts by which salary was reduced to purchase restricted shares of Triad common stock pursuant to the Company’s Amended and Restated Management Stock Purchase Plan. The value of such restricted stock, less amounts paid by the named executive officer, is reported under the Restricted Stock Awards column of this table.

(2)	Amounts reported reflect bonus earned during the fiscal year. In some instances, all or a portion of the bonus was paid during the following fiscal year.

(3)	In accordance with the rules of the Securities and Exchange Commission, other annual compensation does not include perquisites for an individual if the aggregate amount of such perquisites for that individual does not exceed the lesser of $50,000 or 10% of such individual’s salary and bonus for the applicable fiscal year.

(4)

In accordance with the rules of the Securities and Exchange Commission, amounts reported represent the aggregate dollar value of restricted shares of Triad common stock awarded to the named executive officers during the fiscal year, calculated based on the market value on the date of grant, less any amounts paid by the named executive officer. Other than 100,000 restricted shares of Triad common stock awarded to Mr. Shelton on May 24, 2005, the restricted shares of Triad common stock represented in this column were purchased by the named executive officers during the fiscal year pursuant to either the Company’s Amended and Restated Management Stock Purchase Plan or former Management Stock Purchase Plan, as applicable. As of December 31, 2005, Messrs. Shelton, Moen and Anderson held an aggregate of 100,000, 13,413 and 759 restricted shares of Triad common stock, respectively. As of December 31, 2005, Messrs. Parsons and Marzocco held no restricted shares of Triad common stock. Pursuant to Securities and Exchange Commission rules, after deducting the consideration paid therefor, the restricted shares held by Messrs. Shelton, Moen and Anderson had a net pre-tax value as of December 31, 2005 of $3,922,000, $177,995 and

$10,068, respectively. Dividends will be payable on restricted shares of Triad common stock if and to the extent paid on Triad common stock generally, regardless of whether or not the restrictions have lapsed.

(5)	Amounts reported represent employer contributions on behalf of the named executive officer to the Company’s Retirement Savings Plan. Amounts reported for 2005 for Messrs. Moen, Anderson and Marzocco also include employer matching contributions on behalf of the named executive officer to the Company’s Deferred Compensation Plan.

(6)	The amount reported for Mr. Shelton for 2005 includes (i) $349,206 for personal use of the Company’s aircraft; (ii) other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation; and (iii) $55,395 in gross-up payments for taxes incurred in connection with certain perquisites. The amount reported for Mr. Shelton for 2004 includes $113,867 for personal use of the Company’s aircraft, and the amount reported for Mr. Shelton for 2003 includes $57,305 for personal use of the Company’s aircraft and $17,342 for legal fees in connection with entering into an employment agreement with Triad.

(7)	The amounts reported consist of gross-up payments for taxes incurred in connection with certain perquisites.

Option Grants in 2005 Fiscal Year

The following table provides information related to options granted to the named executive officers during fiscal 2005.

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Securities Option Term (3)
Name	Number of Securities Underlying Options (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh) (2)	Expiration Date
					5% ($)	10% ($)
James D. Shelton	—	—	—	—	—	—
Michael J. Parsons	70,000	3.52	42.51	February 2, 2015	1,859,999	4,724,343
Daniel J. Moen	70,000	3.52	42.51	February 2, 2015	1,859,999	4,724,343
William L. Anderson	30,000	1.51	42.51	February 2, 2015	797,143	2,024,719
Nicholas J. Marzocco	30,000	1.51	42.51	February 2, 2015	797,143	2,024,719

(1)	The options become exercisable with respect to 25% of the shares covered thereby on the first, second, third and fourth anniversary dates following the date of grant, subject to continued employment with Triad, and become 100% vested upon a change in control (as defined in the Company’s 1999 Long-Term Incentive Plan).

(2)	The option exercise price is equal to the fair market value of a share of Triad common stock on the date of grant and may be paid in shares of Triad common stock owned by the executive officer, in cash, or a combination thereof.

(3)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on Triad common stock over the term of the options. These amounts do not take into account provisions of the options relating to termination of the option following termination of employment, non-transferability or vesting over periods of up to four years.

Aggregated Option Exercises in 2005 Fiscal Year and Fiscal Year-End Option Values

The following table provides information related to options exercised by the named executive officers during fiscal 2005 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James D. Shelton	110,000	3,303,644	569,409	337,500	5,894,553	1,941,750
Michael J. Parsons	158,947	5,140,652	251,465	173,750	3,285,544	543,900
Daniel J. Moen	—	—	142,500	152,500	1,323,850	444,000
William L. Anderson	60,000	941,631	26,000	72,000	228,300	266,160
Nicholas J. Marzocco	91,382	2,172,262	46,000	72,000	348,400	266,160

(1)	The closing price for Triad common stock, as reported by the New York Stock Exchange, on December 30, 2005, which was the last trading date prior to fiscal year end, was $39.23 per share. Value is calculated on the basis of the positive difference between the option exercise price and $39.23 per share, multiplied by the number of shares of Triad common stock underlying the option.

Supplemental Executive Retirement Plan

Effective as of September 1, 2005, the Board of Directors of the Company adopted a Supplemental Executive Retirement Plan (referred to in this Proxy Statement as the “SERP”) providing retirement benefits to the Company’s Senior Vice Presidents, Executive Vice Presidents, Division Presidents and Chief Executive Officer upon eligible retirement from the Company. Annual retirement benefits under the SERP are computed as 20% of the participant’s “final average earnings” (generally salary and bonus) during the last three completed calendar years prior to a participant’s retirement. A participant’s “normal retirement date” is the first day on which the participant has (i) attained age 60, (ii) completed 12 years of service with the Company and its affiliates, and (iii) completed 3 years of service with the Company and its affiliates following the effective date of the SERP. The SERP also provides for benefits under specified circumstances upon a participant’s early retirement, death or disability.

Pension Plan Table

The following table shows the estimated maximum annual retirement benefits that would be payable upon normal retirement under the SERP (assuming normal retirement at age 60) at selected compensation levels after various years of service. Amounts are shown on a straight life annuity basis, without any reduction for social security benefits.

Final Average Earnings (1)	Years of Service (2) (3)
	15	20	25	30	35
$400,000	$80,000	$80,000	$80,000	$80,000	$80,000
600,000	120,000	120,000	120,000	120,000	120,000
800,000	160,000	160,000	160,000	160,000	160,000
1,000,000	200,000	200,000	200,000	200,000	200,000
1,200,000	240,000	240,000	240,000	240,000	240,000
1,400,000	280,000	280,000	280,000	280,000	280,000
1,600,000	320,000	320,000	320,000	320,000	320,000
1,800,000	360,000	360,000	360,000	360,000	360,000
2,000,000	400,000	400,000	400,000	400,000	400,000
2,500,000	500,000	500,000	500,000	500,000	500,000
3,000,000	600,000	600,000	600,000	600,000	600,000

(1)	For purposes of the SERP, “Final Average Earnings” is computed with reference to the annual base salary and annual bonus compensation paid to the participant in the three completed calendar years prior to retirement. For the named executive officers, the “Salary” and “Bonus” columns of the Summary Compensation Table represent amounts earned as salary and bonus in respect of the applicable fiscal year. These amounts differ from the annual base salary and annual bonus compensation actually paid to the named executive officers during the applicable fiscal years, which form the basis of the Final Average Earnings calculation under the SERP. As of December 31, 2005, the Final Average Earnings for Messrs. Shelton, Parsons, Moen, Anderson and Marzocco would have been $2,300,957, $795,927, $739,345, $492,910 and $524,045, respectively.

(2)	As of December 31, 2005, Messrs. Shelton, Parsons, Moen, Anderson and Marzocco had 11, 11, 4, 10 and 9 credited years of service with the Company and its affiliates, respectively, for purposes of the SERP.

(3)	The estimated annual benefits payable under the SERP are computed as 20% of the participant’s “Final Average Earnings.” Assuming the satisfaction of the applicable vesting requirements under the SERP by a participant upon retirement, such participant will be entitled to a flat annual benefit based on the foregoing formula without regard to the participant’s years of service. As a result, the estimated annual benefits payable under the SERP at varying levels of years of service are the same.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

With the exception of Mr. Shelton, the executive officers of the Company have not entered into employment contracts with the Company and are employed at will. The Company’s broad-based severance policy, as well as the applicable provisions of (i) award agreements under the Company’s Amended and Restated Long-Term Incentive Plan and (ii) the SERP, provide for certain compensatory arrangements in the event of termination of employment or a change in control of the Company. All executive officers and employees of the Company are covered by the Company’s severance policy under which, in certain circumstances, an employee whose employment with the Company is involuntarily terminated may receive as a severance benefit up to 52 weeks of salary. In addition, upon the occurrence of a change in control of the Company, (i) all outstanding and unexercised stock options granted under the Company’s Amended and Restated Long-Term Incentive Plan will become fully vested and exercisable and the transfer restrictions and forfeiture conditions on any restricted shares granted under such plan will immediately lapse and such shares will become fully vested, pursuant to the applicable award agreement and (ii) plan benefits under the SERP will become fully vested and will be paid once the participant reaches age 55, or if such participant has already reached age 55, immediately upon the occurrence of the change in control, with no reductions for payment before age 60.

The Company entered into an employment agreement with Mr. Shelton on September 1, 2003 for a period of three years. The contract will be automatically renewed on each anniversary thereafter and shall continue for additional one-year terms unless the Company or Mr. Shelton takes specific actions to terminate it. Pursuant to the terms of the agreement, the Company has agreed to employ Mr. Shelton as President and Chief Executive Officer and to use its best efforts to cause him to be a director and Chairman of the Board of Directors of the Company. The agreement provides for a minimum annual salary of $975,000, subject to increase, as well as participation in all incentive compensation plans and programs maintained by the Company and applicable generally to senior executives, including the Company’s Corporate Annual Incentive Plan and Amended and Restated Long-Term Incentive Plan and all savings and retirement plans and programs and welfare benefit plans and programs maintained by the Company and applicable generally to senior executives. The agreement also provides for reasonable use by Mr. Shelton of the Company’s aircraft for personal trips when such aircraft are not otherwise needed for business purposes and certain other benefits, including compensation for financial and tax planning expenses incurred by Mr. Shelton and reimbursement of country club dues.

In the event of termination of Mr. Shelton’s employment as a result of Disability (as defined in the agreement), Mr. Shelton, or his beneficiaries, will be entitled to receive an amount equal to three times Mr. Shelton’s Aggregate Compensation (defined as base salary, incentive bonus and taxable benefits) for the calendar year preceding the year in which the date of termination occurs, payable in bi-weekly installments over a period of three years, any incentive bonus and deferred compensation, and the continuation of medical benefits until Mr. Shelton attains the age of 65 or, if he should die prior to attaining the age of 65, for three years following the date of his death. In the event of termination of Mr. Shelton’s employment as a result of his death, his beneficiaries will be entitled to receive an amount equal to two times Mr. Shelton’s Aggregate Compensation for the calendar year preceding the year in which the date of his death occurs, payable in bi-weekly installments over a period of two years, any incentive bonus and deferred compensation, and the continuation of medical benefits for three years following the date of his death. In the event of termination of Mr. Shelton’s employment (i) by the Company as a result of non-renewal of the term of his employment agreement, (ii) by the Company or Mr. Shelton within 18 months after a Change of Control (as defined in the agreement) (or termination by the Company prior to a Change of Control arising in connection with a Change of Control), or (iii) by Mr. Shelton at any time for Good Reason (as defined in the agreement), Mr. Shelton will be entitled to receive a lump sum payment equal to three times Mr. Shelton’s Aggregate Compensation for the calendar year preceding the year in which the date of termination occurs, any deferred compensation and the continuation of medical benefits for three years following the date of termination. If Mr. Shelton’s employment is terminated by the Company for Cause (as defined in the agreement) or by Mr. Shelton as a result of non-renewal of the term of his employment agreement, Mr. Shelton will be entitled to any unpaid base salary through the date of termination and any deferred compensation, as well as health insurance benefits for Mr. Shelton and his family at his expense as provided by law. If Mr. Shelton’s employment is terminated by the Company for Cause or by Mr. Shelton as a result of non-renewal of the term of his employment agreement or if stockholder approval would otherwise be required in connection with the treatment of his options, Mr. Shelton’s options will be exercisable as provided in the Company’s Amended and Restated Long-Term Incentive Plan. If Mr. Shelton’s employment is terminated for any other reason, Mr. Shelton’s vested options will be exercisable for two years following the date of termination, subject to applicable regulatory requirements and provided that stockholder approval is not required. Mr. Shelton’s employment agreement provides that, during the term of his employment and for three years following the date of his termination of employment for any reason, or, in the case of termination of employment by the Company (other than due to death), for three years following the date of receipt of the Company’s notice of termination (the “Date of Termination”), Mr. Shelton may not, directly or indirectly, act as an executive, employee, consultant, agent or representative for any company that is engaged in any business conducted by the Company as of the Date of Termination in any geographic area in which the Company is then conducting such business. In addition to the termination of employment provisions in his employment agreement, any restricted shares of Triad common stock granted to Mr. Shelton under the Company’s Amended and Restated Long-Term Incentive Plan that have not yet become vested will be forfeited if Mr. Shelton’s employment is terminated for any reason other than a change in control of the Company or as a result of a death or disability, pursuant to the applicable award agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The determination of the compensation of the Company’s executive officers is made by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors. As set forth in its charter, the Committee is responsible for, among other matters, (i) reviewing and approving compensation arrangements for the Chief Executive Officer and other executive officers and senior management of the Company, including incentive compensation, fringe benefit and retirement plans and other benefits and (ii) reviewing generally the Company’s compensation policies and practices.

Compensation Philosophy

The Committee believes that performance and compensation should be evaluated on an ongoing basis to ensure that the Company remains externally competitive and internally equitable with its pay practices and maintains its ability to attract, retain and motivate highly qualified personnel. The Committee believes that the most effective compensation programs align the short and long-term interests of executives with those of stockholders and, therefore, ties the Company’s strategic business goals to its executive compensation decisions. The Committee generally awards a balanced mix of cash and equity-based compensation. Base salary and annual incentives reward achievement of the Company’s short term objectives, and long-term equity-based incentives encourage executives to focus on maximizing long-term shareholder value.

In order to attract and retain talented executives and key employees, base salaries for the Company’s executives are targeted at the 60th percentile of the hospital industry. Target bonus payouts are established near the market median to motivate the Company’s executives and key employees to achieve strong financial and operational performance. In addition, the Committee awards long-term incentive grants to achieve total compensation for the Company’s officers and key employees that is between the median and 75th percentile of the market in return for superior Company performance.

Consistent with its past practice, the Company retained Mercer Human Resource Consulting (“Mercer”), a nationally recognized independent compensation consulting firm, to conduct an analysis of the Company’s executive compensation practices based on a review of peer companies and published survey data prior to making any determinations with respect to 2005 executive compensation.

Base Salaries

The base salaries for 2005 of the named executive officers are listed above in the Summary Compensation Table under the main heading “Executive Compensation.” These salaries and the salaries of other executive officers are evaluated annually by the Committee. In determining appropriate salary levels and salary increases for 2005, the Committee considered individual performance, experience and level of responsibility, overall company performance, division performance (in the case of division executives) and pay practices at peer companies, as well as recommendations by the Chief Executive Officer for the other executive officers. In February 2005, the Committee determined to increase the 2005 base salaries of each executive officer (other than the Chief Executive Officer) by approximately 3%, to reflect market movement in peer companies. The Committee determined, following an evaluation of the factors described above, that existing base salaries for the Company’s executive officers other than the Chief Executive Officer, as adjusted to reflect market movement in peer companies, were appropriate and competitive. The Committee further increased the salaries of three of the Company’s executive officers to compensate for additions to or changes in each of such officer’s duties during fiscal 2005. A discussion of the Chief Executive Officer’s base salary for 2005 is set forth below under “Chief Executive Officer Compensation.”

Annual Incentive Compensation

The annual incentive compensation earned during 2005 by each of the named executive officers is listed above in the Summary Compensation Table under the main heading “Executive Compensation.” The annual incentive compensation for each of the Company’s executive officers, including the named executive officers, was determined in accordance with terms of the Company’s 2005 Corporate Annual Incentive Plan, which provides for the payment of formula-based annual cash incentives to eligible employees selected by the Committee, including all executive officers, based upon the achievement of objective business performance criteria. Annual incentive award opportunities at the Company are designed to focus management attention on key operational goals deemed important for the upcoming fiscal year and to support the Company’s strategic goal for consistent growth by highlighting corporate and business unit earnings as the performance measures affecting incentive payments. Incentive compensation for corporate officers (including certain executive officers), payable only if the Company meets its targeted earnings per share (“EPS”), is composed of (i) a base incentive calculated using a predetermined percentage of the officer’s salary (based on level of responsibility) and (ii) a supplemental incentive calculated using the amount by which the Company’s actual EPS exceeds the targeted EPS, which is capped when the Company’s actual EPS equals 120% of the targeted EPS. Incentive compensation for division officers (including certain executive officers), also payable only if the Company meets its targeted EPS, is similarly composed of a base incentive and a supplemental incentive, which is calculated based upon the amount by which the division’s actual earnings before interest, taxes, depreciation and amortization (“EBITDA”) exceeds a specified EBITDA target, is subject to decrease if the division does not meet specified EBITDA, margin and cash accounts receivable targets, and will be capped at 150% of the participant’s bonus target percentage. After the 2005 financial performance of the Company and its hospitals and other facilities was finalized, the Committee determined that the 2005 Annual Incentive Plan financial performance targets had been achieved, and the Committee authorized the payment of cash incentive compensation pursuant to the plan formulas, except with respect to certain division officers. At management’s recommendation, the Committee approved modest exceptions to the plan calculations for certain division officers whose EBITDA targets were not met in order to recognize properly the contributions made by these employees to the overall success of the Company in meeting the EPS target.

Long-Term Incentive Compensation

The Committee believes that equity-based compensation is an appropriate component of compensation and an effective incentive for employees at varying levels of responsibility. In particular, the Committee believes that equity-based grants that vest over time provide an incentive that focuses the attention of the Company’s executives and other key employees on managing the business of the Company from the perspective of an owner with an equity stake in the business and help ensure that operating decisions are based on long-term results that benefit the business and, ultimately, the Company’s stockholders. The Committee granted stock option awards and one restricted stock award during fiscal 2005.

The Committee granted stock options to each of the Company’s executive officers other than the Chief Executive Officer during 2005, which grants applicable to the named executive officers are listed above in the Option Grants in 2005 Fiscal Year Table under the main heading “Executive Compensation.” The Committee determined the number of options granted to these executive officers for 2005 based in part on the recommendations of the Chief Executive Officer and in consideration of the executive’s level of responsibility, present and potential contributions to the success of the Company, level of compensation and competitive peer group data. Option grants provide the right to purchase shares of Triad common stock at an exercise price equal to the fair market value on the date of the grant, and thus provide compensation to the optionee only to the extent the market price of the stock increases from the date of grant until the date the option is exercised. Stock options granted to executive officers and other employees generally become vested and exercisable over a four-year period at a rate of 25% per year, based on continued employment, and have a term of exercise of ten years (subject to earlier termination upon termination of employment). All stock options granted to the Company’s executive officers during 2005 were granted under the Company’s 1999 Long-Term Incentive Plan. During 2005 the Committee granted a total of 1,990,250 options to purchase shares of Triad common stock to 253 employees of the Company. A discussion of the Chief Executive Officer’s long-term incentive compensation for 2005 is set forth below under “Chief Executive Officer Compensation.”

In addition to the Amended and Restated Long-Term Incentive Plan, the Company maintains an Amended and Restated Management Stock Purchase Plan to allow eligible employees, including the Company’s executive officers, to elect to purchase restricted shares of Triad common stock through salary reductions up to a specified percentage of their base salary, subject to vesting requirements. These restricted shares are granted at a 25% discount from the six-month average market price of the Triad common stock on the grant date. The restrictions lapse on the first day of the month prior to the third anniversary of the date of grant, and subject to certain exceptions, an employee would forfeit the value of the discount and any appreciation in the stock if employment were terminated during the vesting period. Although the number of shares, if any, purchased by individual officers under the Management Stock Purchase Plan, as amended to date, is not subject to the discretion of management or the Committee, the Committee believes that it is an important component of its executive compensation program.

Deferred Compensation and Retirement Benefits

On an ongoing basis during 2004 and 2005, the Committee conducted a thorough evaluation of the Company’s retirement benefit practices based on consultations with Mercer and reviews of peer companies. At the Committee’s recommendation, the Board of Directors adopted the Triad Hospitals, Inc. Deferred Compensation Plan, effective January 1, 2005, to provide supplemental retirement benefits to select management and highly-compensated employees of the Company, including executive officers, beyond the financial limits of the Company’s Retirement Savings Plan. In addition, at the Committee’s recommendation, the Company’s executive officers and senior management are eligible to participate in the Supplemental Executive Retirement Plan (the “SERP”), which was adopted by the Board of Directors effective September 2005. The Committee believes that the adoption of these two plans will advance the interests of the Company by adequately rewarding key executives, who are largely responsible for the long-term success and development of the Company, with a more competitive retirement benefit and encouraging such executives to continue their employment with the Company, as well as assist the Company in attracting such employees and stimulating their efforts on behalf of the Company.

Chief Executive Officer Compensation

For 2005, Mr. Shelton’s base salary was $1,508,558, and the Committee awarded Mr. Shelton cash incentive compensation of $1,141,875 and granted a restricted stock award covering 100,000 shares of Triad common stock. Mr. Shelton is also entitled to certain other benefits pursuant to the terms of his employment agreement, which the Committee approved in 2003 and which is described in more detail above under “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements.” These additional benefits include reasonable use of Company aircraft for personal trips when such aircraft are not otherwise needed for Triad business purposes and reimbursement of country club dues and the cost of tax preparation services. The Committee established Mr. Shelton’s compensation for 2005 by generally applying the principles outlined above for executive officers, taking into account the Chief Executive Officer’s responsibility for the total enterprise, as well as Mr. Shelton’s individual performance. In May 2005, following an evaluation of the Chief Executive Officer’s performance, the Committee increased Mr. Shelton’s base salary by 5%. This increase was determined based on an assessment of peer group data and an analysis of Mr. Shelton’s and the Company’s performance in the following areas: (i) overall financial performance of the Company over the past year, including the Company’s total shareholder return, which outperformed both its competitors and the Standard and Poor’s Midcap 400 Index; (ii) Mr. Shelton’s critical role in executing the Company’s strategic platform within the corporate organization and each operating unit, including maintaining clinical leadership groups that the Committee believes are critical to the Company’s long-term success and supporting quality care at every level; (iii) Mr. Shelton’s significant contributions to the Company’s day-to-day business operations and effective human resource capital management in a growing company; (iv) Mr. Shelton’s recognized leadership in the for-profit hospital industry and of the Board and the Company’s management; and (v) the Company’s high patient and physician satisfaction levels, which support the cornerstone of the Company’s philosophy. Mr. Shelton’s cash incentive compensation was determined pursuant to the formula described above under the

Company’s 2005 Annual Incentive Plan. In determining the size of the restricted stock award granted to Mr. Shelton under the Amended and Restated Long-Term Incentive Plan, the Committee applied the principles outlined above with respect to options granted to executive officers in the same manner as they were applied to other executives. The restricted stock award vests in three equal annual installments beginning on the second anniversary of the date of grant. The shares of Triad common stock subject to the award are subject to forfeiture and restrictions on transfer prior to vesting.

The Committee believes that the use of restricted shares appropriately links the Chief Executive Officer’s interests to strong long-term performance by the Company and the creation of stockholder value and enhances the retentive value of the Company’s equity compensation awards. In addition, the Committee notes that, compared with granting stock options, restricted stock awards utilize fewer shares under the Company’s Amended and Restated Long-Term Incentive Plan at a comparable cost to the Company. The Committee currently intends to increase its use of restricted stock awards in the future.

The Committee believes that Mr. Shelton’s total compensation for fiscal 2005 is reasonable and consistent with the overall remuneration philosophy of the Committee, is appropriate as compared to his peers and reflects the Committee’s subjective analysis of his performance as Chief Executive Officer.

Section 162(m) of the Internal Revenue Code of 1986

In general, Section 162(m) of the Internal Revenue Code (the “Code”) disallows a deduction to the Company for any compensation paid to its named executive officers in excess of $1 million during a calendar year, subject to an exception for compensation that qualifies as “performance-based compensation.” The Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to obtain maximum deductibility of compensation paid to executive officers. For example, awards of stock options under the Company’s Amended and Restated Long-Term Incentive Plan satisfy the requirements for performance-based compensation under Section 162(m). However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Committee will award non-deductible compensation in appropriate circumstances, including restricted stock awards. During 2005, the Company paid certain compensation that was not tax-deductible due to the limitations of Section 162(m), but the effect on the Company’s taxes was not material to the Company.

Compensation Committee

Thomas G. Loeffler, Esq., Chairman

Harriet R. Michel

Gale E. Sayers

Comparative Performance Graph

The following graph compares, as of the end of 2005, the cumulative total stockholder return on Triad common stock, the cumulative total return on the Standard & Poor’s Hospital Management Index (“Health Care Facilities”) and the cumulative total return of the companies on the Standard & Poor’s Midcap 400 Index (the “S&P Composite”) over the same period. The comparison assumes the investment of $100 on December 31, 2000, and the reinvestment of any cash dividend on the ex-dividend date in respect of such dividend.

Comparison of Cumulative Total Return

of Triad Hospitals, Inc., Health Care Facilities and the S&P Composite

COMPANY/INDEX	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005
Triad Hospitals, Inc.	100.00	90.13	91.61	102.17	114.27	120.47
Health Care Facilities	100.00	102.20	73.79	77.75	69.90	77.91
S&P Composite	100.00	88.12	68.64	88.33	97.94	102.75

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process. The registered independent accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and of management’s report on internal control, in accordance with generally accepted auditing standards, and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these controls and processes and the activities of the Company’s registered independent accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the registered independent accounting firm or to certify the independence of the registered independent accounting firm under applicable rules.

The Audit Committee has reviewed and discussed Triad’s audited financial statements and management’s report on internal control as of December 31, 2005 with management and Ernst & Young LLP, Triad’s registered independent accounting firm.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, as adopted by the Independence Standards Board, and has discussed with Ernst & Young LLP its independence. When considering Ernst & Young LLP’s independence, the Audit Committee considered, among other matters, whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining the independence of Ernst & Young LLP. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted additional policies to ensure the independence of the registered independent accounting firm, such as prior committee approval of non-audit services.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements and management’s report on internal control as of December 31, 2005 be included in Triad’s Annual Report on Form 10-K. The Audit Committee also selected Ernst & Young LLP as registered independent accounting firm of the Company for fiscal year 2006.

Audit Committee

Dale V. Kesler, Chairman

Thomas F. Frist III

Uwe E. Reinhardt, Ph.D.

PROPOSAL II

RATIFICATION OF SELECTION OF REGISTERED INDEPENDENT ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s registered independent accounting firm to audit the Company’s consolidated financial statements for fiscal 2006 and to render other services required of them. Ernst & Young LLP has served as the Company’s registered independent accounting firm for the past six consecutive fiscal years. The Board of Directors is submitting the appointment of Ernst & Young LLP for ratification at the 2006 Annual Meeting.

Although the submission of this matter for ratification by stockholders is not legally required, the Board of Directors and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of Ernst & Young LLP at the meeting, the Audit Committee of the Board of Directors will reconsider its selection of such registered independent accounting firm; however, the Audit Committee of the Board of Directors may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection.

The Audit Committee has direct authority and responsibility to retain, evaluate and, where appropriate, replace the independent accounting firm. Ratification by the stockholders of the appointment of Ernst & Young LLP does not limit the authority of the Audit Committee to direct the appointment of a new independent accounting firm at any time during the year.

A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

Required Vote

Ratification of the selection of Ernst & Young LLP as the Company’s registered independent accounting firm for fiscal 2006 requires the affirmative vote of the holders of a majority of the votes of Triad common stock present or represented at the 2006 Annual Meeting and entitled to vote on such proposals. Abstentions may be specified on this proposal and will have the same effect as a vote against such proposal.

The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as the Company’s registered independent accounting firm for fiscal 2006.

Audit and Non-Audit Fees

The following table summarizes the aggregate fees billed by Ernst & Young LLP for services rendered for the years ended December 31, 2005 and December 31, 2004:

		2005		2004
Audit fees		$3,693,203		$3,293,545
Audit-related fees		1,632,820		487,454
Tax fees:
Tax return preparation	570,001		552,000
Other tax matters	194,027		231,622

Total tax fees		764,028		783,622
All other fees:
Compliance review	588,500		647,340
Other	37,341		21,446

Total of all other fees		625,841		668,786

Total		$6,715,892		$5,233,407

The amounts shown for audit fees for both 2005 and 2004 include fees for (i) professional services rendered for the audit by Ernst & Young LLP of the Company’s annual financial statements and management’s report on internal control, (ii) the reviews by Ernst & Young LLP of the Company’s financial statements included in its Quarterly Reports on Form 10-Q, and (iii) work related to registration statements filed by the Company. The amounts shown for audit-related fees for both 2005 and 2004 include fees for audits of employee benefit plans and audits of certain majority-owned subsidiaries. The amounts shown for tax fees for both 2005 and 2004 include all income tax services other than those directly related to the audit of the income tax provision. The amounts shown for all other fees include (i) compliance review fees for both 2005 and 2004 for work performed in connection with the Company’s regulatory compliance program and the Corporate Integrity Agreement between Triad and the Office of the Inspector General of the Department of Health and Human Services and (ii) all other services not described above relating primarily to Medicare wage index research in 2005 and cost reporting software in 2004.

Audit Committee Pre-Approval Policy

The Audit Committee Charter provides that the Audit Committee of the Company’s Board of Directors has the responsibility to review and pre-approve the scope of, and related fees for, the annual audit by the Company’s independent accounting firm, as well as any professional non-audit services to be provided to the Company. Either the Audit Committee or a designated member of the committee considers for pre-approval each proposed engagement and the related fees for audit and non-audit services to be provided by the Company’s registered independent accounting firm, as well as any audit services to be provided by any other independent public accounting firms, considering the effect that such services could have on the firm’s independence. The Audit Committee or a designated member of the committee also considers for pre-approval any fee overruns that may be anticipated after commencement of an engagement. Any decisions by a designated Audit Committee member to pre-approve non-audit services or anticipated fee overruns are presented to the Audit Committee at its next scheduled meeting. In accordance with its charter and these procedures, the Audit Committee pre-approved all of the services performed by Ernst & Young LLP for fiscal years 2005 and 2004, as described above under “Audit and Non-Audit Fees.”

STOCKHOLDER PROPOSALS AND NOMINATIONS

In accordance with the rules of the Securities and Exchange Commission, a stockholder proposal will be eligible for consideration for inclusion in the Company’s Notice of Meeting, Proxy Statement and Proxy relating to the Company’s 2007 Annual Meeting of Stockholders, if all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, are satisfied and such proposals are received by the Secretary of the Company not later than December 22, 2006. Such proposals should be directed to Corporate Secretary, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024.

The Company’s bylaws provide that, in order for stockholder proposals that are not intended to be included in the Company’s Proxy Statement to be properly submitted as business to come before the Company’s 2007 Annual Meeting of Stockholders, written notice must be received by the Secretary of the Company at the Company’s principal executive offices not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, then written notice must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. For any such proposal to be properly submitted as business to come before the annual meeting, the notice (i) must be received by the Company from a stockholder of record at the time of giving such notice who is entitled to vote at the meeting and (ii) must comply with the requirements specified in the Company’s bylaws. Such notice should be directed to Corporate Secretary, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024.

In addition to the requirements in the bylaws regarding stockholder proposals generally, the Company’s bylaws currently provide that a stockholder may nominate persons for election to the Board of Directors at the Company’s 2007 Annual Meeting of Stockholders if written notice is received by the Secretary of the Company within the applicable time period set forth above and such notice includes certain specified information, including, but not limited to, the proposed nominee’s name, biographical and contact information and written consent to nomination and to serving as a director.

In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the Company’s bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Nominations by stockholders of persons for election to the Board of Directors may be made at a special meeting of stockholders if the stockholder’s notice required by the Company’s bylaws is delivered not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

A copy of the applicable provisions of the bylaws may be obtained, without charge, upon written request addressed to Corporate Secretary, Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the Board of Directors knows of no matters other than those described in this Proxy Statement that will be presented for consideration at the 2006 Annual Meeting. Should any other matter(s) properly come before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote in accordance with their best judgment in the interest of the Company.

MISCELLANEOUS

All costs incurred in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Triad common stock held of record by such persons, at the Company’s expense. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and perform other services in connection with the 2006 Annual Meeting, and for its services expects to pay fees of approximately $9,500 plus expenses.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, excluding certain of the exhibits thereto, is included with this Proxy Statement.

By order of the Board of Directors,

Rebecca Hurley
Senior Vice President, General Counsel and Secretary

April 14, 2006

APPENDIX A

CHARTER

of the

AUDIT COMMITTEE

of the

BOARD OF DIRECTORS

of

TRIAD HOSPITALS, INC.

(as amended through November 9, 2005)

I. PURPOSE

The “Committee” is a committee of the Triad Hospitals, Inc. Board of Directors. Its function is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) monitoring the integrity of financial information that will be provided to the shareholders and others; (ii) reviewing the Company’s compliance with legal and regulatory requirements; (iii) reviewing areas of potential significant financial risk to the Company including evaluation of the system of internal controls which management and the Board of Directors has established; (iv) evaluating the independent auditor’s qualifications and independence; (v) monitoring the performance of the Company’s internal auditing function and the independent auditors as well as any other public accounting firm engaged to perform other audit, review or attest services; (vi) reporting regularly on all such matters to the Board of Directors; and (vii) annually preparing a report to the shareholders as required by the United States Securities and Exchange Commission (the “SEC”). The report should be signed by the chair of the Committee and included in the Company’s annual proxy statement.

II. MEMBERSHIP & MEETINGS

A. Committee members shall meet the requirements of the New York Stock Exchange and the SEC.

B. The Committee shall consist of not less than three independent1 directors and will meet at quarterly.

C. Director’s fees are the only compensation an audit committee member may receive from the Company.

D. All members of the Committee shall be financially literate and able to read and understand fundamental financial statements. At least one member of the Committee should be designated by the full Board as a “financial expert” as defined by the SEC.

E. The Committee should meet separately in executive session at least quarterly with management, the Vice President of Audit Services (or other persons responsible for the internal audit function) and the independent auditors to discuss any matters that the Committee or these persons or groups believes should be discussed.

F. The simultaneous service of a Committee member on the audit committee of more than two other public companies requires a determination by the Board of Directors that such simultaneous service would not impair the ability of such members to effectively serve on the Committee and such determination must be disclosed in the Company’s annual proxy statement.

G. Members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and elected by the Board of Directors at its annual meeting. The Board of Directors shall designate the chair of the Committee.

H. A majority of the members of the Committee shall constitute a quorum of the Committee.

1 As defined for audit committee members by NYSE listing standards from time to time in effect and by other applicable laws, rules and regulations from time to time in effect.

III. DUTIES & RESPONSIBILITIES

A. General

1. The Committee shall be responsible directly for the appointment (subject, if applicable, to shareholder ratification), retention, termination, compensation and terms of engagement, evaluation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The independent auditors shall report directly to the Committee.

2. Consider, in consultation with the independent and internal auditors, the audit scope and plan for the Company.

3. Discuss with management and the independent auditors the Company’s annual and quarterly financial results, including 1) earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, and 2) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

4. Discuss with management, the independent auditors and the internal auditors, the quality of the Company’s disclosure controls and procedures, and review disclosures made by the Company’s principal executive officer and principal financial officer in the Company’s periodic reports filed with the SEC regarding compliance with their certification obligations.

5. Discuss with the independent auditors: 1) all alternative treatments of the Company’s financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and 2) other matters required to be communicated to audit committees in accordance with Statement of Auditing Standards (SAS) No. 61.

6. Review with management, the independent auditors and the internal auditors, significant issues concerning litigation, contingencies, claims, or assessments and all material accounting issues that require disclosure in the financial statements. This review should include a discussion of recent FASB or other regulatory agency pronouncements that have a material impact on the organization.

7. Review filings with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

8. Review the Company’s policies relating to compliance with laws and regulations; risk assessment and risk management; the Company’s Code of Conduct; ethics; officers’ expense accounts, perquisites, and use of corporate assets; conflict of interest and the investigation of misconduct or fraud. Determine the extent to which the planned audit scope of the internal and independent auditors can be relied on to detect fraud.

9. Review and approve all related-party transactions, or designate a comparable body of the Board of Directors.

10. Review legal and regulatory matters that may have a material impact on the financial statements, the Company’s related compliance policies and programs and reports received from regulators.

11. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control and auditing matters.

12. Establish procedures for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or audit matters.

13. State in the annual proxy statement that the company’s audit committee has adopted a written charter, and include a copy at least every three years, or when significant amendments are made thereto.

14. Provide a report of Committee activities to the Board of Directors at regular intervals.

15. Review the Committee charter annually and recommend modifications to the Board of Directors as needed.

16. As appropriate, engage and obtain advice and assistance from outside legal, accounting or other advisors.

17. Form, and delegate authority to, subcommittees consisting of one or more members of the Committee, where appropriate.

18. Conduct an annual performance evaluation of the audit committee.

19. Determine the appropriate level of funding for payment of:

•	Compensation to the independent auditors and firms performing other audit, review or attest services for the Company;

•	Compensation to any advisors employed by the Committee; and

•	Ordinary administrative expenses that are necessary or appropriate in carrying out its duties.

B. Management

1. Consider with management and the independent auditors the rationale for employing firms other than the principal independent auditors.

2. Review management’s evaluation of the adequacy of the organization’s internal control structure under Sections 302 and 404 of the Sarbanes-Oxley Act and the extent to which significant recommendations made by the independent auditors and the internal auditors have been implemented.

C. Internal Auditors

1. Ensure that the Company has an internal audit function.

2. Review the services provided by the internal auditing function, including:

•	The planned scope for the internal audit program, its objectives, and the staff required to attain these objectives;

•	Reports that detail the activities of the internal auditing function; and

•	The working relationship between the internal auditing department and the independent auditors.

3. Review and approve the appointment and termination of the Vice President of Audit Services.

4. Provide for periodic quality assurance reviews to ensure that the internal auditing function is operating in accordance with The Institute of Internal Auditors’ International Standards for the Professional Practice of Internal Auditing.

D. Independent Auditors

1. Retain and terminate the Company’s independent auditors and any public accounting firm engaged to perform other audit, review or attest services.

2. Review and preapprove the annual audit fees of the external auditing firm.

3. Review and preapprove the scope of other professional services to be performed by any independent public accountants as well as the related fees, and consider the possible effect that these services could have on the independence of such accountant.

4. Discuss with the independent auditor the results of its annual audit including:

•	The scope, plan, methods, practices and policies behind the audit work.

•	A review of the audited financial statements and the letter containing recommendations for improving accounting procedures and internal controls.

•	The results of the audit of the Company’s internal controls Over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

•	Management’s cooperation, including any problems or difficulties and management’s response.

•	The quality of the Company’s accounting principles and policies and underlying estimates when compared to it’s the health care industry in general.

•	The related degree of aggressiveness or conservatism of the Company’s accounting policies or underlying accounting estimates.

•	A determination that the Company’s financial statements constitute a full and meaningful report to its shareholders and creditors.

E. At least annually, obtain and review a report by the independent auditors describing: 1) the firm’s internal quality control procedures; 2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and 3) a formal written statement delineating all relationships between the auditor and the Company, and its responsibility for discussing with the auditor and disclosed relationships or services disclosed in such statement that may impact the objectivity or independence of the Company’s independent auditors (as set forth in Independence Standards Board No. 1).

F. Evaluate the qualifications, performance and independence of the independent auditors, and, in connection therewith, review and evaluate the lead partner and senior members of the independent auditors, assure the regular rotation of the audit partners as required by law as well as consider whether the independent audit firm itself should be rotated, so as to assure continuing auditor independence.

G. Confirm that the ultimate accountability of any public accounting firm engaged to prepare or issue an audit report, or perform other audit review or attest services, is to the Committee, which has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace such firms.

H. Adhere to hiring policies for employees or former employees of the independent auditors as designated by the SEC and PCAOB.

Please sign and date this proxy where indicated below before mailing.

Please fold and detach card at perforation before mailing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

1. ELECTION of Directors

Nominees:

(1)	Barbara A. Durand, Ed.D.
(4)	Dale V. Kesler
(2)	Donald B. Halverstadt, M.D.
(5)	Harriet R. Michel
(3)	William J. Hibbitt

FOR all nominees listed above

(except as listed to the contrary below)

WITHHOLD AUTHORITY

to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2. RATIFICATION of Ernst & Young LLP as Triad’s registered independent accounting firm.

FOR AGAINST ABSTAIN

Mark here if you plan to attend the 2006 Annual Meeting.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

c/o National City Bank

Corporate Trust Operations

Locator 5352

P. O. Box 92301

Cleveland, OH 44101-4301

VOTE BY TELE PHONE

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone

Call Toll-Free using a touch-tone telephone: 1-888-693-8683

Vote by Internet

Access the Website and cast your vote: http://www.cesvote.com

Vote by Mail

Return your proxy in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on May 23, 2006, in order to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

Please sign and date this proxy where indicated below before mailing.

Please fold and detach card at perforation before mailing.

PROXY

PROXY

TRIAD HOSPITALS, INC.

Proxy for Annual Meeting of Stockholders to be held on May 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Rebecca Hurley and Thomas H. Frazier, Jr. proxies, each with the power to appoint his or her substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of common stock of Triad Hospitals, Inc. that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of Triad Hospitals, Inc. to be held at the offices of Triad Hospitals, Inc. at 5800 Tennyson Parkway, Plano, Texas 75024 on May 23, 2006, at 10:00 a.m., Central Daylight Time, and any adjournments or postponements thereof, upon the matters set forth on the reverse side, and all other matters as may properly come before the meeting, or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned.

Signature(s)

Signature(s)

Date: , 2006

Please sign exactly as your name or names appear hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.